Exhibit 15.2

JAMES STAFFORD

James Stafford
Chargered Accountants
Suite 350 – 1111 Melville Street
Vancouver, British Columbia
Canada, V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754
* Incorporated professional, James Stafford, Inc.

Auditors’ Consent

We consent to the use of our audit report dated 15 June 2009 to the Board of Directors and Stockholders of Linux Gold Corp. (the “Company”) on the consolidated balance sheet of the Company as at 28 February 2009 and the related consolidated statements of operations, cash flows and changes in stockholders’ equity (deficiency) for the year ended 28 February 2009, to be filed with securities regulatory authorities on EDGAR on 28 June 2010.

We have performed only limited procedures, including enquiries of the Company’s management, with respect to events occurring between the date of our audit report and the date of this consent. We have not performed any procedures subsequent to the date of this consent.

This consent is provided to the Company for use solely in connection with the filing of these consolidated financial statements pursuant to the continuous disclosure provisions of the applicable securities legislation; accordingly, we do not consent to the use of our audit report for any other purpose.

/s/ James Stafford
Chartered Accountants

Vancouver, Canada

28 June 2010